Exhibit 10.20

PENNSYLVANIA CAPITAL BANK

401(k) PLAN

TABLE OF CONTENTS

Subject	Article	Page

EFFECTIVE DATE	1	1

DESIGNATION OF TRUST	2	3

DEFINITIONS	3	4

ELIGIBILITY AND PARTICIPATION	4	15

CONTRIBUTIONS	5	17

ALLOCATIONS	6	19

LIMITATION ON ANNUAL ADDITIONS	7	25

VESTED INTEREST	8	37

RETIREMENT BENEFITS	9	39

DEATH BENEFITS	10	41

PAYMENT OF BENEFITS	11	42

ADMINISTRATION OF PLAN	12	53

TRUST PROVISIONS	13	57

AMENDMENT AND TERMINATION	14	62

MISCELLANEOUS PROVISIONS	15	65

TOP-HEAVY PROVISIONS	16	68

TRUSTEE ACCEPTANCE	17	76

EXECUTION	—	77

ARTICLE ONE

EFFECTIVE DATE

1.01 Effective Date: The provisions of this Plan and Integrated Trust were effective as of January 1, 1990; and are amended and restated effective as of January 1, 1997, except for the following provisions:

(a)	Effective for the 1997 Plan Year only, “bonus payments” is listed in paragraph (ii) of Subsection 3.05(a) as an item excluded from Compensation.

(b)	In Subsection 5.01(a), “fifteen (15%) percent” replaced “nineteen (19%) percent” prior to the first day of the Plan Year beginning in 1998.

(c)	Section 6.10 and the last sentence of Subsection 11.07(c) were effective as of December 12, 1994.

(d)	Subsection 7.02(a) became effective as of the first day of the first Plan Year beginning in 1995.

(e)	The phrase “(and any attributable Gain)” in Subsection 7.05 (a) became effective as of the first day of the first Plan Year beginning after 1995.

(f)	For Plan Years beginning before 1996, Compensation for purposes of Sections 7.02, 7.03, and 16.04 did not include salary reductions made (or employer contributions made available on a taxable basis) under a plan which complies with IRC §125 or §401(k).

(g)	Subsections 7.07(d) and 7.08(e) are not effective prior to the first Plan Year beginning in 1999.

(h)	In Sections 11.04(b), 11.04(c), and 11.04(f), “five thousand ($5,000) dollars” was replaced by “three thousand five hundred ($3,500) dollars for Plan Years beginning before August 6, 1997.

(i)	Section 11.06 is not effective prior to the first Plan Year beginning in 1999.

(j)	Prior to the first Plan Year beginning in 1999, paragraph (ii) of Subsection 11.07(d) limited loans to fifty (50%) of the Participant’s Vested Interest.

(k)	The reference in Section 15.02 to IRC §401(a)(13)(c) applies to judgments, orders, and degrees issued and settlement agreements entered into, on or after August 5, 1997.

ARTICLE TWO

DESIGNATION OF TRUST

2.01 Profit-Sharing Trust: The Plan and integrated Trust Agreement established hereunder shall be known as the Pennsylvania Capital Bank 401(k) Plan (hereinafter called the “Plan”) and shall be for the exclusive benefit of the Employees. The terms of the Plan are intended to comply with the Internal Revenue Code of 1986, as amended, and Treasury regulation issued in connection therewith, in order that the Trust may qualify as a tax-exempt trust. This Plan is a profit-sharing plan.

ARTICLE THREE

DEFINITIONS

When used herein, the following words shall have the following meanings unless the context clearly indicates otherwise:

3.01 “Accrual Computation Period” shall mean the Plan Year.

3.02 “Account Balance” shall mean the balance of a Participant Account held under the Plan.

3.03 “Alternate Payee” shall mean any spouse, former spouse, child, or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all, or a portion of, the benefits payable under a plan with respect to such Participant.

3.04 “Anniversary Date” shall mean December 31 of each year.

3.05 “Compensation” shall mean:

(a)	Basic Definition: Except as otherwise provided, the total amount of compensation which is subject to federal income tax withholding which is paid (or otherwise becomes taxable) to an Employee by the Corporation for services rendered and shall:

(i)	include the amount of any Tax Reduction Contributions made pursuant to Subsections 5.01(a) or any salary reductions made pursuant to any cafeteria plan or 401(k) plan which meets the requirements of IRC §125 or IRC §401(k), and

(ii)	exclude any reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits, and

(iii)	exclude any compensation which is paid (or otherwise becomes taxable) to an Employee for services rendered while he was not a Participant in the Plan.

(b)	IRC §404 Limit: For purposes of Section 5.02, the total of all wages, salary and other amounts which is paid (or otherwise becomes taxable) to a Participant for personal services actually rendered, but Compensation shall not include deferred compensation, stock options, salary reduction contributions under a 401(k) or cafeteria plan, or other remunerations which receive special tax benefit. Nonqualified deferred compensation which is paid (or otherwise becomes taxable) to a Participant while he is still employed by the Corporation shall be “Compensation” when it is paid (or otherwise becomes taxable).

(c)	Highly Compensated Employees, IRC §415 Limit and Top-Heavy Rules: For purposes of Section 3.18, 7.02 and 7.03, and Article Sixteen, the amount of Compensation as determined under subsection (b) except that salary reductions made (or employer contributions made available or a taxable basis) under a plan which complies with IRC §125 or §401(k) shall be included.

(d)	§401 (a) (17) Limit: Notwithstanding the other subsections of this section, the Compensation of a Participant for purposes other than Sections 7.02 and 7.03 shall not include compensation in excess of one hundred sixty thousand ($160,000) dollars. This one hundred sixty thousand ($160,000) dollar limit applies for the Plan Year beginning in 1998 and is indexed in accordance with IRC §401(a) (17). See Section 15.10. If a Plan Year contains fewer than twelve (12) calendar months, then the dollar limit on Compensation for that Plan Year shall be the limit under IRC §401(a) (17) multiplied by the number of full months in the Plan Year and divided by twelve (12) months.

3.06 “Corporation” shall mean the Pennsylvania Capital Bank, a Pennsylvania corporation, and any Related Organization or successor corporation which adopts this Plan. Each employer shall be considered separately for purposes of determining who is a Five (5%) Percent Owner, a One (1%) Percent Owner or an Officer. For purposes of Article Sixteen the term Corporation shall include all Related Organizations, including those which do not adopt this Plan.

3.07 “Defined Benefit Plan” shall mean a plan of the Corporation which meets the requirements of IRC §401 and which is not a Defined Contribution Plan.

3.08 “Defined Contribution Plan” shall mean a plan of the Corporation which meets the requirements of IRC §401 and which provides for an individual account for each participant and for benefits based solely on:

(a)	The amount contributed to the participant’s account; and

(b)	Any income, expenses, gains and losses, and forfeitures of accounts of other participants which may be allocated to the participant’s account.

This Plan is a Defined Contribution Plan.

3.09 “Distribution Starting Date” shall mean the earlier of the first day of the first period for which an amount is payable as an annuity under the plan or the first date on which a Participant is eligible for a lump-sum distribution.

3.10 “Domestic Relations Order” shall mean any judgment, decree, or order (including approval of a properly settlement agreement) which:

(a)	Relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child, or other dependent of a Participant, and

(b)	Is made pursuant to a state domestic relations law (including a community property law).

3.11 “Employee” shall mean any person employed by the Corporation and not covered by a collective bargaining agreement (unless a collective bargaining agreement provides that the covered individuals shall be eligible to participate). In addition, non-resident aliens who receives no earned income (within the meaning of IRC §911(d) (2)) from the Corporation (or any Related Organization) which constitutes income from sources within the United States shall not be “Employees.”

3.12 “Employment Commencement Date” shall mean the first date on which an Employee completes an Hour of Service.

3.13 “Entry Dates” shall mean the January 1 and July 1.

3.14 “Excess Compensation” shall mean the amount of Compensation in excess of the Social Security Wage Base in effect at the beginning of the Plan Year, as determined under Section 230 of the Social Security Act.

3.15 “Fiduciary” shall mean any person who exercises any discretionary management of the Plan or exercises any authority or control respecting management or disposition of its assets, renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan, or has authority or responsibility in the administration of the Plan.

3.16 “Five (5%) Percent Owner” shall mean a party which either directly or constructively (as defined in IRC §318(a)(2)(C) where five (5%) percent is used in lieu of fifty (50%) percent) owns more than five (5%) percent of either the outstanding stock of the Corporation or the total combined voting power of all of the Corporation’s stock.

3.17 “Five-Year Break in Service” shall mean any period of time during which a Participant incurs five (5) consecutive One-Year Breaks in Service.

3.18 “Highly Compensated Employee” shall mean, in accordance with the principles of IRC §414 (g):

(a)	General Rule: With respect to any Plan Year, any Employee who:

(i)	during the Plan Year or the twelve month period preceding the Plan Year (the “lookback year”) was at any time a Five (5%) Percent Owner, or

(ii)	received Compensation in excess of $80,000 during the “lookback year”.

The salary level needed to become a Highly Compensated Employee is indexed. See Section 15.10. Any Employee who is not a “Highly Compensated Employee” is a “non-Highly Compensated Employee.”

(b)	Former Employees: Any former Employee who was a Highly Compensated Employee at any time after attaining age 55 or at the time he separated from service shall be a Highly Compensated former employee. The Corporation shall be deemed to have made whatever elections regarding former employees are necessary so that the definition of Highly Compensated Employee is consistent with such definition in any other benefit plan of the Corporation or a Related Organization to which IRC §414(q) is applicable. For purposes of this subsection, any individual who performed no services for the Corporation or any Related Organization during the relevant period is not a Highly Compensated Employee. For purposes of Article Seven, any individual who performed no services for the Corporation during the relevant Plan Year is not a Highly Compensated Employee.

3.19 “Hour of Service” shall mean:

(a)	Each hour for which an employee is paid, or entitled to payment, for the performance of duties for the Corporation. These hours shall be credited to the employee for the computation period in which the duties are performed;

(b)	Each hour for which an employee is paid, or entitled to payment, by the Corporation on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military or leave of absence). No more than 501 Hours of Service shall be credited under this subsection. All such hours shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor regulations, which are incorporated herein by this reference;

(c)	Each hour for which back pay, irrespective of mitigation of damages, is awarded or agreed to by the Corporation. The same Hours of Service shall not be credited both under subsection (a) or subsection (b), as the case may be, and under this subsection (c). These hours shall be credited to the employee for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made; and

(d)	Each hour for which an individual would have received credit as an employee but for the fact that the individual is absent from work for one of the following reasons:

(i)	The pregnancy of the individual,

(ii)	The birth of a child of the individual,

(iii)	The placement of a child in connection with the adoption of a child by the individual,

(iv)	The caring for the child during the period immediately following the birth or placement for adoption, or

(v)	A leave of absence pursuant to the Family and Medical Leave Act but only if the employee returns to provide services after such leave.

If the Plan Administrator is unable to determine the hours for which the individual shall receive credit, the individual shall receive credit for eight (8) Hours of Service for each normal workday during the absence. The number of Hours of Service credited under this subsection shall not exceed the number necessary for the individual to be credited with a total of 501 Hours of Service under this section. Service credited under this subsection shall be credited in the Plan Year in which the absence begins to the extent necessary to prevent the individual from being credited with less than 501 Hours of Service. The Plan Administrator may refuse to credit service under this subsection unless the individual furnishes information necessary to establish that the absence occurred for one of the reason listed above and the number of days for which there was such an absence.

3.20 “IRC” shall mean the Internal Revenue Code of 1986, as amended.

3.21 “Limitation Year” shall mean the Plan Year.

3.22 “Normal Retirement Age” shall mean age sixty-five (65).

3.23 “Normal Retirement Date” shall mean the first day of the month next following the date the Participant attains Normal Retirement Age.

3.24 “Officer” shall mean an Employee who:

(a)	Serves as an administrative executive for the Corporation on a regular and continuous basis; and

(b)	Has annual Compensation greater than fifty (50%) percent of the amount in effect under IRC §415(b)(1)(A) for the applicable Plan Year.

The maximum number of Employees who shall be deemed to be Officers shall be the lesser of either fifty (50), or the greater of either three (3) or ten (10%) percent of all employees (not counting employees excludable under Section 3.18(e)) of the Corporation. The number of employees the Corporation has for the Plan Year shall be equal to the greatest number of employees it had during such Plan Year or any of the four preceding Plan Years. If the actual number of Officers of the Corporation exceeds the maximum number of employees who are deemed to be Officers under this section, the maximum number of Officers shall include those Officers who had the highest one-year Compensation while serving as an Officer of the Corporation during any applicable Plan Year. For purposes of this section, an excludable employee is any employee who:

•	is a nonresident alien who receives no earned income (within the meaning of IRC §911(d)(2)) from the Corporation (or any Related Organization) which constitutes income from sources within the United States,

•	normally works less than seventeen and one-half (17 ½) hours per week (for the period that he works),

•	normally works less than six (6) months in any twelve (12) consecutive month period,

•	has not worked at least one day in each of six (6) or more months during relevant Plan Year or the preceding twelve (12) consecutive month period, or

•	has not attained age twenty-one (21), or

•	is covered by a collective bargaining agreement (but only to the extent provided in regulations).

3.25 “One (1%) Percent Owner” shall mean a party, which either directly or constructively (as defined in IRC §318(a)(2)(C) where five (5%) percent is used in lieu of fifty (50%) percent owns more than one (1%) percent of either the outstanding stock of the Corporation or the total combined voting power of all of the Corporation’s stock.

3.26 “One-Year Break in Service” shall mean any Vesting Computation Period during which a Participant fails to complete more than five hundred (500) Hours of Service.

3.27 “Participant” shall mean an Employee or former Employee of the Corporation who is participating in the Plan in accordance with Article Four or who is or will be receiving benefits pursuant to Article Eleven. For purposes of Section 7.07 and 7.08 any Participant who terminates employment with the Corporation prior to the beginning of the Plan Year shall not be considered to be a Participant. For purposes of Section 15.04 any Employee shall be considered to be a Participant even if the Employee is not yet eligible to participant under Article Four.

3.28 “Plan” shall mean this Plan as it shall be amended from time to time.

3.29 “Plan Administrator” shall mean the “party or parties” named or appointed as such pursuant to Article Twelve.

3.30 “Plan Year” shall mean the twelve (12) consecutive-month period ending on the Anniversary Date.

3.31 “Qualified Domestic Relations Order” shall mean any Domestic Relations Order:

(a)	Which clearly specifies:

(i)	The name and the last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee covered by the Order,

(ii)	The amount or percentage of the Participant’s benefits to be paid by the Plan to each such Alternate Payee, or the manner in which such amount or percentage is to be determined,

(iii)	The number of payments or period to which such Order applies, and

(iv)	Each plan to which such Order applies, and

(b)	which:

(i)	Does not require the Plan to provide any type or form of benefits or any option, not otherwise provided under the Plan,

(ii)	Does not require the Plan to provide increased benefits (determined on the basis of actuarial value), and

(iii)	Does not require the payment of benefits to an Alternate Payee which are required to be paid to another Alternate Payee under another Order previously determined to be a Qualified Domestic Relations Order.

3.32 “Qualified Joint and Survivor Annuity” shall mean an immediate annuity:

(a)	For the life of the Participant with a survivor annuity for the life of his spouse which is fifty (50%) percent of the amount of the annuity which is payable during the joint lives of the Participant and the spouse, and

(b)	Which is the actuarial equivalent of a single straight life annuity for the life of the Participant.

3.33 “Qualified Preretirement Survivor Annuity” shall mean a single straight life annuity for the life of the surviving spouse.

3.34 “Related Organization” shall mean, to the extent required by law, any corporation, partnership, or trade or business which is required to be aggregated under IRC §414(b), (c), (m) or (o) with the Corporation.

3.35 “Rollover Amount” shall mean any rollover amount, rollover contribution, or eligible rollover distribution as defined in IRC §402(c)(4), §403(a)(4), or §408(d)(3).

3.36 “Total Disability” shall mean the total and permanent mental or physical incapacity of a Participant to perform the usual duties of his employment with the Corporation or to perform the duties of such other position or job which the Corporation makes available to him and for which such Participant is qualified by reason of his training, education or experience, and for the purposes of this Plan shall exist only when certified by an impartial physician or physicians selected by the Plan Administrator.

3.37 “Trustee” shall mean the party or parties holding the assets of the trust pursuant to the terms of this Plan and the integrated Trust Agreement. The Trustee shall be appointed by the Corporation.

3.38 “Valuation Dates” shall mean the Anniversary Date and any other date selected by the Plan Administrator. However, to the extent any assets are invested with an insurance or other investment company, Valuation Dates shall be determined in accordance with the investment contract or arrangement.

3.39 “Vested Interest” shall mean that portion of a Participant’s Account Balance which has become vested (and therefore is nonforfeitable) in accordance with Article Eight.

3.40 “Vesting Computation Period” shall mean the Plan Year.

3.41 “Year of Service” shall mean any Vesting Computation Period during which a Participant completes one thousand (1,000) or more Hours of Service.

ARTICLE FOUR

ELIGIBILITY AND PARTICIPATION

4.01 Eligibility Requirements: Any Employee hired to work regularly scheduled hours of at least one thousand (1,000) hours per year shall become a Participant on the later of his Employment Commencement Date or his twenty-first (21st) birthday. Any other Employee who is credited with at least one thousand (1,000) Hours of Service during the twelve (12) consecutive month period beginning on his Employment Commencement Date shall be eligible to participate as of the Entry Date next following the last day of the twelve (12) consecutive month period. If an Employee fails to qualify under the previous sentence, he shall be eligible to participate as of the Entry Date next following the first Plan Year during which he is credited with at least one thousand (1,000) Hours of Service. Notwithstanding the above, no Employee shall be eligible to participate because of the prior two sentences prior to the first Entry Date coincident with or next following his twenty-first (21st) birthday.

4.02 Current Employees: Notwithstanding any other provision of this Article, any Employee who was eligible to participate in the Plan as of the Effective Date of this amended and restated Plan (as described in Article One) shall continue to be eligible to participate as of such Effective Date.

4.03 Former Participants: If a former Participant who has incurred a Five-Year Break in Service is rehired by the Corporation as an Employee, such former Participant shall again become a Participant effective as of the new Employment Commencement Date.

4.04 Computation of Hours of Service: If the Corporation does not maintain an Employee’s employment records by counting actual Hours of Service, an Employee shall be credited with Hours of Service in accordance with the equivalency method of Article Eight.

4.05 Leased Employees: Leased employees (as defined in IRC §414(n)) shall not be eligible to participate.

4.06 Commissioned Employees Excluded: Notwithstanding any other section of this Article, any Employee who is hired to be paid exclusively on a commissioned basis shall not be eligible to become a Participant or to receive allocations under Section 6.02 or 6.03.

4.07 Independent Contractors: Notwithstanding the other sections of this Article, no individual whom the Corporation regards as not being an employee of the Corporation shall be eligible to participate even if it is later determined by a court of law, the Internal Revenue Service, the Social Security Administration, or any other government agency that he should have been an Employee.

ARTICLE FIVE

CONTRIBUTIONS

5.01 Corporation Contributions: The Corporation shall contribute Tax Reduction, Profit-Sharing, and Matching Contributions to the trust in accordance with the following provisions:

(a) Tax Reduction Contributions are those Contributions to the Plan made as the result of elections by Participants that money which would otherwise be paid to them as Compensation be instead contributed to the Plan for their benefit.

The Plan Administrator shall establish procedures for Participants to have Tax Reduction Contributions made by payroll deduction. The total of Tax Reduction Contributions credited to a Participant’s Account for a Plan Year may not exceed nineteen (19%) percent of a Participant’s Compensation for the plan Year. In addition, Tax Reduction Contributions shall be subject to the provisions of Article Seven and such other policies as established by the Plan Administrator from time to time. Such policies shall include the right of a Participant to change or terminate his election (prospectively) at least once each calendar year.

(b) Profit Sharing Contributions are those Contributions to the plan which are made in an amount which will be determined by the Corporation’s Board of Directors in the Board’s sole and absolute discretion.

(c) Matching Contributions are those Contributions to the plan which are made in order to match Tax Reduction Contributions in accordance with Subsection 6.03(c).

(d) Time for Making Contributions: The Tax Reduction Contributions for any plan Year shall be paid to the Trustee as soon as practicable after such Contributions have been determined, but in no event shall such Contributions (including Recharacterized Contributions) be paid to the Trustee later than twelve months after the end of the Plan Year to which such Contributions relate. The

Profit-Sharing and Matching Contributions for any Plan Year should be paid to the Trustee within the time prescribed by law for filing the Corporation’s federal income tax return (including extensions of time) for the fiscal year of the Corporation to which such Plan Year relates.

(e) Recharacterization: The Plan Administrator may in its sole discretion determine that part or all of the Profit-Sharing Contributions for a Plan Year shall be recharacterized and treated as Tax Reduction Contributions for the Plan Year. The terms “Tax Reduction Contributions” when used in this Plan shall not include Recharacterized Contributions unless the provision expressly provides for inclusion of Recharacterized Contributions.

Any Recharacterization under this subsection shall be made in accordance with IRC §401(a)(4) and with §1.401(k)-1(b)(3) or §1.401(m)-1(b)(2), which govern qualified nonelective contributions and qualified matching contributions.

5.02 Conditions of Corporation Contributions: All Corporation Contributions shall be expressly conditioned upon the initial qualification of this Plan and upon the deductibility of such Corporation Contributions under IRC §404. Corporation Contributions which shall fail to meet either of such conditions shall be subject to the provisions of Section 15.03.

5.03 After-Tax Contributions Prohibited: Participants may not make nondeductible contributions to the Plan.

ARTICLE SIX

ALLOCATIONS

6.01 Separate Accounts: The Plan Administrator shall maintain a separate Participant Account for each Participant setting forth the Participant’s Account Balance. The Plan Administrator shall separately account for those portions of such Participant Account attributable to Tax Reduction Contributions, Recharacterized Contributions, Profit-Sharing Contributions, rollovers and transfers. The plan Administrator shall make the allocations among such Participant accounts as set forth in this Article.

The Plan Administrator may, in accordance with Section 12.06, delegate its duties under this section to the Trustee.

6.02 Allocation of Tax Reduction Contributions: Tax Reduction Contributions shall be allocated among the accounts of Participants on whose behalf the Contributions are made.

6.03 Allocation of Profit-Sharing Contributions: The Profit-Sharing Contributions made by the Corporation (and forfeitures to be allocated per Section 6.05) shall be allocated as follows:

(a) Restoration: As of each Anniversary Date, Profit-Sharing Contributions shall be allocated, if necessary, in order to restore accounts pursuant to Section 9.05.

(b) Top-Heavy Allocation: If the Plan is Top-Heavy, as of each Anniversary Date, Profit-Sharing Contributions shall be allocated to the accounts of each Participant who is employed by the Corporation on the last day of the Plan Year in the amount required under Section 16.04 to be allocated to the Account of each Non-Key Employee.

(c) Matching Contributions: As of each March 31, June 30, September 30, and December 31, Matching Contributions shall be allocated among the appropriate Participant Accounts at the “matching rate” up to the “matching limit”. The “matching rate” is a percentage of the Tax Reduction Contributions allocated to a Participant’s Account during the period from the previous allocation date through the current allocation date. The “matching limit” is the maximum percentage of a Participant’s Compensation for the Plan Year to which the “matching rate” applies. The “matching rate” multiplied by the “matching limit” equals the maximum amount of Matching Contributions which may be allocated to a Participant’s Account for a Plan Year.

Both the “matching rate” and the “matching limit” shall be determined annually by the Corporation’s Board of Directors. If the Board of Directors fails to make a determination for a particular Plan Year, the “matching rate” and “matching limit” shall be the same as for the prior Plan Year. However, if the Corporation contributes less than is necessary to have a full match based on the prior Plan Year’s “matching rate” and “matching limit”, the “matching rate” shall be reduced as necessary.

In order for a Participant’s Account to be credited with a Matching Contribution for a calendar quarter, the Participant must have been employed by the corporation as of the last day of the calendar quarter or have died, retired, or suffered a Total Disability during the calendar quarter.

(d) Profit-Sharing Contributions: As of each Anniversary Date, any Profit-Sharing Contributions which remain after the allocations pursuant to the preceding subsections shall be allocated among the appropriate Participant Accounts in the proportion that the Compensation which is paid (or otherwise become taxable) to each eligible Participant for the Plan Year bears to the sum of the Compensation of all such Participants for the Plan Year.

In order for a Participant Account to be credited with a Profit-Sharing Contribution under this subsection, the Participant must have been employed by the Corporation as of the last day of the Plan Year or have died, retired, or suffered a Total Disability during the Plan Year.

6.04 Allocation of Gain or Loss:

(a) General Pooled Assets: As of each Valuation Date, the Trustee shall determine the fair market value of all assets in the Trust which are not held in suspense accounts, segregated accounts, or insurance contracts. Any gain or loss on such assets since the previous allocation date shall be allocated among all Participant Accounts (except those Accounts held in segregated accounts) in proportion to Account Balances as of the previous allocation date.

For purposes of allocating gain or loss:

(i)	Any distribution or withdrawal made since the previous allocation date shall be treated as if made on the previous allocation date; and

(ii)	Any forfeiture which occurs between allocation dates shall be treated as occurring on the Anniversary Date subsequent to the forfeiture.

(b) Segregated Accounts: As of each Valuation Date, the Trustee shall determine the market value of all assets held in each segregated account pursuant to Section 6.07, 11.03, or 11.08. A separate allocation of gain or loss shall be made for each segregated account. If there is more than one Participant Account within a segregated account, the gain or loss since the previous allocation date for that segregated account shall be allocated in proportion to the Account Balances as of the previous allocation date.

For purposes of this allocation, any distributions or withdrawals made since the previous allocation date shall be treated as having been made on the previous allocation date.

(c ) Suspense Accounts: As of each Valuation Date, the Trustee shall determine the market value of all assets held in suspense accounts pursuant to Section 6.06 or 7.05. Any gain or loss on assets in a suspense account shall be treated as gain or loss on general Trust assets and shall be allocated pursuant to subsection (a) .

(d) Investment Contracts: Notwithstanding subsections (a), (b), and (c), and Sections 6.02 and 6.07, if any trust assets are invested through any arrangement with an insurance company or other investment organization, Accounts shall be valued and gains, losses, costs, and expenses shall be allocated (but not less frequently than annually) in accordance with the terms of the applicable investment contract or arrangement.

6.05 Allocation of Forfeitures: As of each Anniversary Date amounts forfeited pursuant to Article Nine (or treated as forfeitures under Section 7.05) shall be treated as part of the Corporation Contribution for the Plan Year and shall be allocated in accordance with Section 6.03.

6.06 Contribution Suspense Account: Until the end of the Plan Year, Corporation Contributions made and amounts forfeited with respect to such Plan Year shall be allocated to a Contribution Suspense Account. The gain or loss on the Contribution Suspense Account shall be allocated among the Participant Accounts in accordance with Section 6.04.

6.07 Directed Investments: Notwithstanding the provisions of Article Twelve or this Article, in the event that the Plan Administrator establishes such a policy, any Participant may direct the Trustee or direct the Plan Administrator to direct the Trustee to invest all, or a certain portion, of his Participant Account in any investment lawfully permitted under the Employee Retirement Income Security Act of 1974 ( ERISA) and the IRC. All expenses, income or losses shall be allocated in accordance with the policies established under this section. (See IRC § 408 (m) for a list of investments which are not lawfully permitted.) To the extent that the

Participants do not exercise their rights under this section, the allocation of expenses, income or losses shall be made pursuant to Sections 6.04 and 12.04. To the extent that a Participant does not exercise his rights under this section, investment of his Accounts shall be made pursuant to Section 13.03. To the extent permitted by ERISA, the Trustee and Plan Administrator shall be relieved of any fiduciary responsibility for investment decisions made pursuant to this section, provided however, that the Plan Administrator and/or Trustee have followed the instructions of the Participant and that said instructions are in accordance with ERISA and the IRC. Upon the death or incapacity of the Participant, the powers granted to the Participant under this section shall inure to the benefit of the Participant’s beneficiary, trustee or legal representative.

6.08 Reverse Discrimination Allocations: Notwithstanding the above, the Plan Administrator in its sole discretion any allocate Recharacterized Contributions or all or part of the Profit-Sharing Contribution or forfeitures among the accounts of non-Highly Compensated Employees to the extent necessary that the Plan comply with the nondiscrimination requirements of IRC §401(k), §401(m), or §410 (b)(1)(c).

6.09 Restructuring: To the extent permitted by the Internal Revenue Service, the Plan Administrator may restructure the Plan into two or more components in order for the Plan to comply with the nondiscrimination requirements of IRC §401(a)(4), §401(k) §401(m) §410 (b). This restructuring occurs for purposes of nondiscrimination testing only and does not directly affects Participant’s Account Balances. (NOTE: Restructuring for purposes of satisfying §401(k) or §401(m) is not permitted for Plan Years beginning after December 31, 1991, except to the extent provided in reg. §1.401(k)-1(b)(3)(ii) and $1.401(m)-1(b)(3)(ii), relating to the ability to treat employees otherwise excludable from the plan under IRC §410(b) as being in a separate plan.)

6.10 Veterans: Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with IRC $414(u).

ARTICLE SEVEN

LIMITATIONS ON CONTRIBUTIONS AND ANNUAL ADDITIONS

7.01 Definitions: For purposes of this Article, the following words have the following meanings unless the context clearly indicates otherwise:

(a) “Annual Addition” shall mean the sum of:

(i)	Corporation Contributions made directly or indirectly,

(ii)	After-tax Contribution,

(iii)	Forfeitures,

(iv)	Contributions to an “individual medical benefit account” as defined in IRC §415(i), and

(v)	In this case of a Key Employee, contributions for post-retirement medical benefits to a welfare benefit fund, as required by IRC §419A(d).

For purposes of this subsection, a Participant’s “Annual Addition” shall include contributions made by the Corporation, by any Related Organization, or by the Participant to this or to any other Defined Contribution Plan, or to any defined contribution account within a Defined Benefit Plan. The “Annual Addition” shall include excess contributions which are distributed under Section 7.07 or 7.08. The “Annual Addition” does not include any transfers or Rollover Amounts.

(b) “Average Contribution Percentage” shall mean for a particular group the sum of all Contribution Percentages of Participants in that group divided by the number of Participants in that group. Only Participants eligible to receive allocations of the type of contribution being tested shall be included in the calculation of an Average Contribution Percentage.

(c) “Contribution Percentage” shall mean the sum of all contributions of the type being tested which are allocated to a Participant’s Account for a Plan Year divided by the Participant’s Compensation for that Plan Year and then multiplied by one hundred (100%) percent.

Amounts distributed to Participant under Section 7.05 (in order to keep the Plan in compliance with IRC §415) shall not be taken into account for purposes of calculating a Contribution Percentage. Amounts distributed to Highly Compensated Employees under Section 7.06 and amounts distributed under Section 7.06 to a Non-Highly Compensated Employee solely because he participated in a plan sponsored by an employer other than the Corporation or a Related Organization shall be taken into account for purposes of calculating a Contribution Percentage.

(d) “Gain” shall mean, for purposes of Sections 7.05, 7.06, 7.07, and 7.08 the amount of income (or loss) allocated to the Participant’s Account for the Plan Year, multiplied by the amount of contributions to be distributed, divided by the Participant’s Account Balance used for allocating gain or loss for the Plan Year.

The amount in the preceding paragraph shall be calculated taking into consideration only the portion of the Participant’s Account attributable to the type of contribution to be distributed.

In the alternative, the Plan Administrator may use any reasonable method for calculating Gain for a Plan Year, provided that the method does not violate IRC §401(a)(4), is used consistently throughout the Plan Year, and is the same method used in order to allocate gain or loss under Section 6.04.

(e) “TEST ONE” shall mean that the Average Contribution Percentage for all Highly Compensated Employees who are Participants shall not exceed the Average Contribution Percentage for all other Participants multiplied by 1.25. The Average Contribution Percentage for non-Highly Compensated Employees shall be determined using data from the prior Plan Year.

(f) “TEST TWO” shall mean that the Average Contribution Percentage for all Highly Compensated Employees who are Participants shall not exceed the lesser of the Average Contribution Percentage for all other Participants either:

(i)	multiplied by 2.0, or

(ii)	increased by two (2) percentage points.

The Average Contribution Percentage for non-Highly Compensated Employees shall be determined using data from the prior Plan Year.

(g) “TEST THREE” shall mean that the sum of the Average Contribution Percentages for Highly Compensated Employees does not exceed the sum of:

(i)	the lesser of the Average Contribution Percentages for non-Highly Compensated Employee group, multiplied by 1.25, plus

(ii)	the greater of the Average Contribution Percentages for non-Highly Compensated Employees group either increased by two percentage points or multiplied by two, whichever is less.

The Plan Administrator may elect to reverse “greater” and “lesser” in paragraphs (i) and (ii). The Average Contribution Percentage for non-Highly Compensated Employees shall be determined using data from the prior Plan Year.

For purposes of this test, each group (Highly Compensated and non-Highly Compensated) of Employees shall have two Average Contribution Percentages, one for Tax Reduction Contributions (including Recharacterized Contributions) and one for both Matching and After-Tax Contributions. Use of this test shall be permitted only to the extent that use is permitted by IRS regulations relating to the “multiple use of the alternative limitation.”

7.02 Limitation on Annual Additions: Notwithstanding any other provision of this Plan or any other Defined Contribution Plan sponsored by the Corporation, the Annual Addition with respect to a Participant Account in any Limitation Year may not exceed the lesser of:

(a)	Thirty thousand ($30,000) dollars; or

(b)	Twenty-five (25%) percent of the Participant’s compensation in the Limitation Year.

The Annual Addition to a Participant Account in any Limitation Year may be further limited by Subsection 7.03(d), if applicable. Contributions specified in Paragraph 7.01(a)(v) shall not count against the limitation of subsection (b). The dollar amount in subsection (a) is for the Limitation Year beginning in 1997 and is indexed in accordance with IRC §415(d). See Section 15.10.

7.03 Multiple Plan Reduction: If a Participant participates in one or more Defined Benefit Plans and one or more Defined Contribution Plans maintained by the Corporation or a Related Organization, the sum of the “defined benefit plan fraction” and the “defined contribution plan fraction” for any Plan Year may not exceed 1.0.

(a)	The defined benefit plan fraction for any Limitation Year is a fraction

(i)	The numerator of which is the sum of the projected “annual benefit” of the Participant under all the Defined Benefit Plans (determined as of the close of the Plan Year), and

(ii)	The denominator of which is the lesser of:

(A)	The product of 1.25 multiplied by the maximum dollar limitation determined for the Limitation Year under IRC §§ 415(b) and (d),

(B)	The product of 1.4 multiplied by the highest average Compensation including adjustments under IRC §415(b).

(b)	The defined contribution plan fraction for any Limitation Year is a fraction

(i)	The numerator of which is the sum of all “Annual Additions” to the Participant’s Account as of the close of the Plan Year, and

(ii)	The denominator of which is the sum of the lesser of the following amounts determined for such Limitation Year and for all prior Limitation Years of service with the Corporation:

(A)	The product of 1.25 multiplied by the dollar limitation in effect under IRC §415(c)(1)(A) for such year determined for the Limitation Year under IRC §415(c) and (d), or

(B)	The product of 1.4 multiplied by the amount which may be taken into account under IRC §415(c)(1)(B) for the Limitation Year.

(c)	Notwithstanding the foregoing, for any Plan Year in which this Plan is Top-Heavy or Super Top-Heavy (pursuant to Section 16.02 or 16.03), 1.0 shall be substituted for 1.25.

(d)	Excessive Benefit: If the sum of the defined benefit plan fraction and the defined contribution plan fraction shall exceed 1.0 in any Plan Year for any Participant in this Plan, the numerator of the defined contribution plan fraction shall be adjusted so that the sum of both fractions shall not exceed 1.0 in any Plan Year for such Participant.

(f)	Sunset Provision: This section shall not apply for Plan Years beginning after 1999 (unless IRC §415(e) is reinstated for such Plan Years).

7.04 Time Annual Additions Deemed Credited: An Annual Addition with respect to a Participant Account shall be deemed credited to such Participant Account with respect to a Limitation Year if it is allocated to such Participant Account under the terms of the Plan as of any date within such Limitation Year.

7.05 Allocation of Excess Amounts: If, as a result of the allocation of forfeitures, a reasonable error in determining the amount of Tax Reduction Contributions, or other mistake of fact which the Commissioner of Internal Revenue finds justifiable in accordance with Treasury Regulation 1.415-6(b)(6), the Annual Addition for any Participant exceeds the limitations specified herein, such Annual Addition shall be reduced as follows:

(a) First, Tax Reduction Contributions (and any attributable Gain) shall be distributed to the Participants to whose accounts the excess amounts were allocated.

(b) Second, forfeitures and Profit-Sharing Contributions shall be allocated among the Participant Accounts of all other Participants eligible for allocations of Corporation Contributions;

(c) Third, Matching Contributions shall be allocated among the Participant Accounts of all other Participants who are eligible for allocations of Corporation Contributions;

(d) Finally, to the extent that the reductions described in the preceding subsections may not be allocated to other Participant Accounts due to the limitations of this Article, such reductions shall be allocated as forfeitures to a Forfeiture Suspense Account. The amounts in the Suspense Accounts shall not share in the allocations of gain and loss provided in Section 6.04 and shall be allocated as forfeitures pursuant to Section 6.05 on succeeding Anniversary Dates until the Suspense Account is exhausted. Until such time, no Corporation Contribution may be made when its allocation would be precluded by the limitations of this Article. The gain or loss on the Suspense Account shall be allocated among the Participant Accounts in accordance with Section 6.04.

7.06 Dollar Limit on Tax Reduction Contributions: No more than ten thousand ($10,000) dollars of Tax Reduction Contributions (not including Recharacterized Contributions) may be contributed (under this Plan or any other Plan of the Corporation or any Related Organization) for any Participant in any calendar year beginning after 1997. (The $10,000 limit applies for 199_ and is indexed in accordance with the limit under IRC §402(g) for other years. See Section 15.10.)

If the Tax Reduction Contributions (and other types of contributions listed in IRC §402(g)(3)) for a Participant for a calendar year under all qualified plans of the Corporation and any Related Organization exceed the limit under IRC §402(g), then:

(a)	The Plan Administrator may distribute the excess Tax Reduction Contributions (and any attributable Gain) before the end of the calendar year if it is administratively feasible to do so, and

(b)	The Plan Administrator shall distribute the excess Tax Reduction Contributions (and any attributable Gain) by the following April _5.

It a Participant also participates in another plan which is limited by IRC §402(g) and which is sponsored by an employer which is not the Corporation or a Related Organization, he shall have until March 1 to notify the plan administrators in writing regarding how much he wants distributed from each plan, and the Plan Administrator shall make the appropriate distribution.

7.07 Limitation Regarding Tax Reduction Contributions:

(a) Nondiscrimination Test: For each Plan Year the allocation of Tax Reduction Contributions (including Recharacterized Contributions) shall satisfy the requirements of TEST ONE or TEST TWO.

The Plan Administrator shall implement rules limiting the Tax Reduction Contributions which may be made on behalf of some or all Highly Compensated Employees so that this limitation is satisfied. The Plan Administrator, to the extent permitted by law and under uniform rules, may recharacterize the Profit-Sharing or Matching Contributions made on behalf of some or all of the other Participants as Tax Reduction Contributions so that the limitation is not exceeded for the year. The Plan Administrator shall maintain adequate records to demonstrate compliance with the above limitation.

(b) Distribution of Excess Tax Reduction Contributions: If the limitation under this section is exceeded for any Plan Year, the Plan Administrator shall have the right to return to Highly Compensated Employees some or all of their Tax Reduction Contributions as necessary in order to comply with the limit. Tax Reduction Contributions (and any attributable Gain) should be returned within two and one-half (2 1/2) months ( in order to avoid an excise tax) and must be returned within twelve months (in order to avoid disqualification) after the end of the Plan year. The return of Tax Reduction Contributions shall be made in accordance with the Small Business Protection Act of 1996. Accordingly, the following procedure is to be used:

(i)	The Plan Administrator shall calculate the total dollar amount of excess Tax Reduction Contributions for each affected Highly Compensated Employee in the manner described in IRC §401(k)(B)(B) and reg. §1.401(k)-l(f)(2).

(ii)	The return of Tax Reduction Contributions shall be made, not in order of Contribution Percentages, but in order of dollars of Tax Reduction Contributions, starting with whichever Highly Compensated Employee(s) has (have) the highest dollar amounts of Tax Reduction Contributions. At any point in the return process, the next dollar to be returned will be returned to whichever Highly Compensated Employee(s) has (have) the highest dollar amount of Tax Reduction Contributions.

(c) Aggregation of Plans or Contributions: If the Corporation sponsors two or more plans which are treated as one plan for purposes of IRC §401(a)(4) or §420(b)(1)(A) or (B), all cash or deferred arrangements under those plans must be aggregated for purposes of the nondiscrimination test of subsection (a).

If a Highly Compensated Employee is eligible to participate in two or more cash or deferred arrangements sponsored by the Corporation or a Related Organization, his Contribution Percentage shall be determined by treating all such cash or deferred arrangements as one cash or deferred arrangement. If two or more such arrangements are parts of plans with different plan years, the Plan Administrator shall treat all such arrangements with plan years ending within the same calendar year as one arrangement.

(d) Safe Harbors:

(i)	Subsection (a) shall not apply for any Plan Year (beginning after 1998) for which the matching rate for non-Highly Compensated Employees is at least equal to:

(A)	100% of Tax Reduction Contribution not in excess of three (3%) percent of Compensation, plus

(B)	50% of Tax Reduction Contributions in excess of three (3%) percent but not in excess of five (5%) percent of Compensation, and the matching rate (at all levels) available to any Highly Compensated Employee who participates in this Plan (or any other plan of the corporation or any Related Organization that is aggregated with this Plan for purposes of this section) is not greater than the matching rate available to any non-Highly Compensated Employee who participates in this Plan.

(ii)	Paragraph (i) shall not apply unless all requirements of IRC §401(k)(12) are met, including the notice requirements and the requirement that the Contributions taken into account under this subsection be treated as Recharacterized Contributions for purposes of vesting (Section 8.01) and distribution rules (Section 1_.06(b)(i)).

7.08 Limitation Regarding Matching Contributions:

(a) Nondiscrimination Test: For each Plan Year, the allocation of Matching Contributions shall satisfy the requirements of either TEST ONE or TEST TWO. If the allocation of Tax Reduction Contributions and the allocation of Matching Contributions both satisfy the requirements of TEST TWO (but neither allocation satisfies the requirements of TEST ONE), then the allocations must also satisfy the requirements of TEST THREE. The preceding sentence shall not apply to Plan Years that the safe harbor provisions of Subsection 7.07(d) are met.

The Plan Administrator shall implement rules limiting the amount of Matching Contributions which may be allocated to Accounts of Highly Compensated Employees so that this limitation is satisfied. The Plan Administrator may treat part of the Tax Reduction Contributions as Matching Contributions for purposes of this section, provided that the Tax Reduction Contributions not so treated and all Tax Reduction Contributions, including those so treated, comply with Section 7.07 and that such treatment is permitted under regulations. The Plan Administrator shall maintain adequate records to demonstrate compliance with the above limitation.

(b) Distribution of Excess Contributions: If the limitation of subsection (a) is exceeded (after determining whether the limits of Sections 7.06 and 7.07 are exceeded) for any Plan Year, the Plan Administrator shall have the right to distribute to Highly Compensated Employees a sufficient amount of Matching Contributions so that the limitation of subsection (a) is satisfied. The distribution of such Contributions (and any attributable Gain) should be made within two and one-half (2 1/2) months (in order to avoid an excise tax) and must be made within twelve (12) months (in order to avoid disqualification) after the end of the Plan Year. The distribution of such Contributions shall be made in accordance with the Small Business Job Protection Act of 1996. Accordingly, the following procedure is to be used:

(i)	The Plan Administrator shall calculate the total dollar amount of excess Contributions for each affected Highly Compensated Employee in the manner described in IRC §401(m)(6)(B) and reg. §1.401(m)-1(e)(2).

(ii)	The return of Contributions shall be made, not in order of Contribution Percentages, but in order of dollars of Matching Contributions, starting with whichever Highly Compensated Employee(s) has (have) the highest dollar amounts of Matching Contributions. At any point in the return process, the next dollar to be returned will be returned to whichever Highly Compensated Employee(s) has (have) the highest dollar amount of Matching Contributions.

Matching Contributions shall be returned to the extent necessary to keep the Plan in compliance with IRC §401(a)(4).

For purposes of passing TEST THREE, the Plan Administrator shall distribute excess contributions to all Highly Compensated Employees in accordance with Subsection 7.07(b) and this Subsection.

(c) Aggregation With Tax Reduction Contributions: To the extent permitted by regulations, part or all of the Matching Contributions may be recharacterized, added to, and tested with Tax Reduction Contributions in accordance with Subsection 5.01(e) and Section 7.07. Matching Contributions which are tested with Tax Reduction Contributions are not subject to the limitation of subsection (a).

(d) Aggregation of Plans or Contributions: If the Corporation sponsors two or more plans which are treated as one plan for purposes of IRC §401(a)(4) or §410(b)(1)(A) or (B), all arrangements subject to IRC §401(m) under those plans must be aggregated for purposes of the nondiscrimination test of subsection (a).

If a Highly Compensated Employee participates in two or more arrangements subject to IRC §401(m) and sponsored by the Corporation or a Related Organization, his Contribution Percentage shall be determined by treating all such arrangements subject to IRC §401(m) as one such arrangement. If two or more such arrangements are parts of plans with different plan years, the Plan Administrator shall treat all such arrangements with plan years ending within the same calendar year as one arrangement.

(e) Safe Harbor: Subsection (a) shall not apply for any Plan Year for which the Plan:

(i)	complies with the safe harbor of Subsection 7.07(d), and

(ii)	does not provide for Matching Contributions in excess of six (6%) percent of Compensation.

Furthermore, this paragraph shall not apply if the matching rate increases as the level of Tax Reduction Contributions increases.

ARTICLE EIGHT

VESTED INTEREST

8.01 Tax Reduction and Matching Contributions: A Participant shall at all times have a Vested Interest in one hundred (100%) percent of his Account Balance derived from Tax Reduction Contributions (including Recharacterized Contributions) and from Matching Contributions.

8.02 Profit-Sharing Contributions: A Participant shall have a Vested Interest in the percentage of his Account Balance derived from Profit-Sharing Contributions listed below opposite the number of Years of service credited to him according to this Article Eight:

Years of Service	Vested Percentage
Less than 1 Year	0%
1 year	10%
2 years	20%
3 years or more	100%

Notwithstanding the above, a Participant employed by the Corporation shall have a Vested Interest in one hundred (100%) percent of his Account Balance derived from Profit-Sharing Contributions and Matching Contributions upon his death, upon his incurring a Total Disability, or upon his attaining Normal Retirement Age, regardless of whether he actually retires on his Normal Retirement Date.

8.03 Determination of Years of Service: For purposes of determining a Participant’s Vested Interest, all Years of Service, including Years of Service spent as a nonparticipant (or as a “leased employee” to the extent required by IRC §414(n)), Years of Service during which the Employee was in a category of employees excluded from the Plan, Years of Service with Related Organizations (including service before such employer became a Related Organization) shall be taken into account except for the following:

(a)	In the case of a Participant who does not have any Vested Interest derived from Corporation Contributions, Years of Service before a

Five-Year Break in Service shall not be taken into account if the number of consecutive One-Year Breaks in Service is at least five (5) and equals or exceeds the aggregate number of such Years of Service prior to such Break in Service. Such aggregate number of Years of Service before such Break in Service shall be deemed not to include any Years of Service not required to be taken into account under this subsection by reason of any prior Five-Year Break in Service; and

(b)	In the case of an Employee who has suffered a Five-Year Break in Service, Years of Service before such Break in Service shall not be taken into account until the Employee has completed a Year of Service after his return.

8.04 Vested Interest Before Five-Year Break in Service: In the case of any Participant who has incurred any Five-Year Break in Service, Years of Service after such Five-Year Break in Service shall not be taken into account for purposes of Section 8.02 in order to determine his Vested Interest derived from Corporation Contributions which accrued before such Five-Year Break in Service.

8.05 Equivalency: If and only if the Corporation does not maintain an Employee’s employment records by counting actual Hours of Service, then the determination of Hours of Service to be credited to such Employee shall be determined under this section. For purposes of determining a Year of Service under Section 8.02, an Employee will be credited with 190 Hours of Service for each month for which said Employee would be required to be credited with at least one Hour of Service under Department of Labor Regulation Section 2530.200b-2.

ARTICLE NINE

RETIREMENT BENEFITS

9.01 Normal Retirement Benefit: A Participant may retire at his Normal Retirement Date after which his Vested Interest shall be paid to him in the manner and at the time provided in Article Eleven. A Participant may continue to work (and participate in the Plan) as long as he and the Corporation agree as to the terms and conditions of the employment. The Corporation shall act in a uniform and nondiscriminatory manner in applying the terms and conditions of employment after the Normal Retirement Date and in accordance with any and all federal and state laws regarding retirement.

9.02 Disability Retirement Benefit: If the Plan Administrator shall find that the employment of a Participant has been terminated due to his Total Disability, his Vested Interest shall be paid to him in the manner and at the time provided in Article Eleven.

9.03 Benefit Upon Termination: If a Participant’s employment is terminated for a reason other than death, total disability or retirement, he shall be paid a benefit equal to the amount of his Vested Interest. Such benefit shall be paid to such terminated Participant in the manner and at the time provided in Article Eleven.

9.04 Forfeiture of Unvested Amounts:

(a) Cash-Outs and Deemed Cash-Outs: If, on account of termination of employment, a Participant receives a distribution of his entire Vested Interest before he incurs a Five-Year Break in Service, the unvested portion of his Account shall be forfeited as of the date of the final distribution. If a Participant terminates employment with no Vested Interest, his Account shall be forfeited on the earliest date on which he would have been eligible for a distribution had his Vested Interest been one ($1) dollar.

(b) No Cash-Out: If a Participant (who has a Vested Interest) does not receive a distribution of his entire Vested Interest before he incurs a Five-Year Break in Service, the unvested portion of his Account shall be forfeited as of the date on which he incurs a Five-Year Break in Service.

(c) Rehired Participants/Repayment: If a Participant who has received a distribution of his entire Vested Interest is rehired and completes one (1) Hour of Service before he incurs a Five-Year Break in Service, then his Account shall be restored (in accordance with Section 9.05) if and only if the Participant repays the distribution of his entire Vested Interest before the earlier of the fifth anniversary of his new Employment Commencement Date or the date on which he incurs a Five-Year Break in Service. No repayment is required if the Participant was zero (0%) percent vested at the time of the forfeiture.

9.05 Restoration of an Account:

(a) When Applicable: Accounts shall be restored if the conditions of Subsection 9.04(c) are met.

(b) Amount: The amount of the restoration shall be the amount which was forfeited.

(c) Time: The Participant Account shall be restored effective as of the Anniversary Date of the Plan Year during which the Participant repays his distribution.

(d) Funds: The Account shall be restored using forfeitures for the Plan Year during which such restoration is effective. If the amount of forfeiture is insufficient, Corporation Contributions for the Plan Year shall be used.

ARTICLE TEN

DEATH BENEFIT

10.01 Death Benefit: If a Participant dies, a benefit equal to his Vested Interest shall be paid to his designated beneficiary in the manner and at the time provided in Article Eleven.

10.02 Beneficiary Designation: Each Participant may from time to time file with the Plan Administrator a designation of one or more primary or secondary beneficiaries to whom the death benefit shall be paid. The most recent of such designations shall control. Notwithstanding this designation, if the Participant has a surviving spouse, that spouse shall automatically be designated sole beneficiary unless the spouse has consented in a writing witnessed by a Plan representative or a notary public to waive his or her right to be sole beneficiary. This designation shall apply to any insurance policy allocated to the Participant’s Account under the Plan. The spouse may condition his or her consent upon a particular party or parties being named as beneficiary.

10.03 Lack of Beneficiary Designation: Upon notification of the death of a Participant, the Plan Administrator shall direct the Trustee to pay the death benefit to the beneficiary or beneficiaries currently designated by the Participant subject to Section 10.02. If no such designation has been made or deemed to have been made, or if all beneficiaries so designated have predeceased the Participant, then the Plan Administrator shall direct the Trustee to pay the death benefit to the Participant’s estate.

10.04 Alternate Payees Under Qualified Domestic Relations Orders: An Alternate Payee under a Qualified Domestic Relations Order will be considered to be a designated beneficiary to the extent needed to comply with the Order as provided in Section 11.08.

ARTICLE ELEVEN

PAYMENT OF BENEFITS

11.01 Valuation of Account Balance: Upon determining that a distribution shall be made to a Participant pursuant to Section 11.04, the Plan Administrator shall determine the fair market value of the Participant’s Account Balance as of the last Valuation Date preceding the date on which such distribution shall begin. That portion of such Account Balance to which such Participant is entitled according to the provisions of this Plan shall be paid to him as set forth in this Article. The Plan Administrator may, in accordance with Section 12.06, delegate its duties under this section to the Trustee.

11.02 Method of Payment: Except as otherwise provided, any benefit payment to a Participant (or his beneficiary) shall be made in a lump-sum.

11.03 Segregated Accounts: The Plan Administrator may direct the Trustee to segregate any undistributed portion of the Participant Account of any Participant. Any segregation of assets under this section will normally take place as of a Valuation Date.

11.04 Time of Payment: Except as provided by Section 11.08, no distribution shall be made before a Participant dies or terminates employment with the Corporation. The determination of the time of distribution shall be made by the Plan Administrator subject to the other sections of this Article and to the following restrictions:

(a) General Rule: Distribution of a Participant’s Vested Interest shall begin within sixty (60) days after the end of the Plan year during which the Participant attains Normal Retirement Age or, if later, terminates employment.

(b) $5,000 Cash-Out: Notwithstanding subsection (a), if a Participant’s Vested Interest is five thousand ($5,000) dollars or less, his Vested Interest shall be distributed as soon as it is administratively feasible to do so after the Valuation Date coincident with or next following his termination of employment.

(c) Participant Election: A Participant whose Vested Interest is greater than five thousand ($5,000) dollars may elect to receive a distribution as soon as it is administratively feasible to do so after the Valuation Date coincident with or next following his termination of employment. The Plan Administrator may refuse to make a distribution under this paragraph if the Plan Administrator has reason to believe that the recipient will compete with the Corporation. The Plan Administrator may impose reasonable administrative limits on the ability of Participants to elect to receive distributions. In order for a Participant to make an election under this subsection, he must be given notice of his rights and options regarding time and method of distribution not more than ninety (90) days before the date of his first distribution. An election must be made within the ninety (90) day period before the date of the first distribution.

(d) Death: If a Participant dies, regardless of whether he is employed by the Corporation at death, the Plan Administrator shall distribute his entire Vested Interest as soon as it is administratively feasible to do so after the Plan Administrator is notified of the death of the Participant.

(e) Latest Date: Notwithstanding the above subsections, distribution of the Vested Interest of a Participant who is a Five (5%) Percent Owner with respect to the Plan Year ending in the calendar year in which he attains age 70 1/2 must begin no later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 (the “required beginning date”).

(f) Plan Termination: If the Plan is terminated, all assets may be distributed. If the Corporation or any Related Organization sponsors a Defined Contribution Plan (other than an employee stock ownership plan) which will survive

(in accordance with Reg. §1.401(k)-1(d)(_)) after the termination of this Plan, each Participant whose Vested Interest exceeds five thousand ($5,000) dollars shall have his Vested Interest transferred to another such plan unless he has attained Normal Retirement Age, terminated employment, or elected in accordance with subsection (c) to receive distribution.

(g) Plan Loans: Notwithstanding the above subsections or Section 11.02, if a Participant terminates employment, the Plan Administrator shall treat any outstanding amount due on a loan from the Plan as being distributed to the Participant.

11.05 Transfer of Accounts: Notwithstanding anything to the contrary herein, whenever a Participant, a beneficiary, or an Alternate Payee is eligible to receive within a year “eligible rollover distributions” of at least two hundred ($200) dollars in accordance with Section 11.04 or 11.03 and reg. §1.402(c)-2T, he may elect that the Plan Administrator transfer all or part (provided that the part is at least five hundred ($500) dollars) of the amount of the Participant’s Vested Interest to any qualified trust, custodial account, individual retirement account (IRA), or individual retirement annuity capable of accepting such amounts. In order to make an election under this section, an individual must be given notice of his rights and options not more than ninety (90) days before the date of the transfer. The Plan Administrator may require of the trustee or custodian of the recipient trust or account such assurances and representations as it may deem necessary. The Plan Administrator shall have the right to eliminate any rights available under the prior sentences of this section to the extent that the rights are not protected by IRC §411(d)(6) or §401(a)(31).

11.06 In-Service Withdrawals and Distributions:

(a)

In General: Notwithstanding anything to the contrary in the preceding sections of this Article and subject to the provisions of this section, a Participant who is still employed by the Corporation shall have the right to elect to withdraw all or a portion of his Vested Interest.

Withdrawals under this section shall be made in accordance with procedures adopted by the Plan Administrator and shall be subject to the following conditions:

(i)	A Participant may make a withdrawal only once during a Plan Year;

(ii)	Each withdrawal must be for a minimum of one thousand ($1,000) dollars;

(iii)	A withdrawal shall be paid in the form of a single payment, and

(iv)	Notwithstanding any other provision of this section, the Plan Administrator shall have sole discretion to approve or disapprove a Participant’s request for a withdrawal, and the Plan Administrator’s decision shall be final and binding on the Participant.

(b)	Reasons for Withdrawals: A Participant shall have the right to make a withdrawal or receive an in-service distribution if he qualifies under any of the following paragraph:

(i)	Hardship: If a Participant has a hardship as defined in subsection (c), he may withdraw up to fifty (50%) percent of his Vested Interest (after adjusting for prior withdrawals) attributable to Tax Reduction Contributions, not including either accumulated gain or Recharacterized Contributions.

(ii)	Total Disability: If a Participant suffers a Total Disability, he may elect to withdraw all or part of his Vested Interest.

(c)	Hardship: A Participant may make a hardship withdrawal if necessary to satisfy an immediate and heavy financial need of the Participant and if the withdrawal is for the purpose of:

(i)	Paying medical expenses (which are deductible under IRC §213 (d) and which will not be reimbursed by insurance or otherwise) of the Participant, his spouse, his children or other dependents;

(ii)	Purchasing (excluding mortgage payments) property which is to serve as the principal residence of the Participant;

(iii)	Financing the cost of tuition, related educational fees, room and board for the next twelve (12) months for post - secondary school education for the Participant, his spouse, his children or other dependents;

(iv)	Payment of rent or a mortgage payment in order to prevent eviction from or foreclosure on the Participant’s principal residence;

(v)	Paying income taxes or penalties on amounts withdrawn for any purpose described in this subsection; or

(vi)	Alleviating any extraordinary financial hardship other than those set forth above as may be permissible by the Secretary of the Treasury or his delegate.

A Participant shall not be permitted to make a withdrawal under this subsection unless he has first exhausted his ability to borrow or withdraw under any other provision of this or any other plan of the Corporation or any Related Organization. A Participant may not withdraw under this subsection more than is necessary to satisfy his immediate and heavy financial need.

A Participant making an application under this section shall have the burden of presenting to the Plan Administrator such evidence of his hardship as the Plan Administrator may require. If a Participant’s application for a hardship withdrawal is approved, the Plan Administrator shall then instruct the Trustee to make payment of the approved amount of the hardship withdrawal to the Participant as soon as administratively feasible and shall suspend for a period of at least twelve (12) months all elective contributions for or by the Participant under this Plan or any other qualified or nonqualified plan of deferred compensation (including stock option and stock purchase plans but not including health and welfare plans) sponsored by the Corporation or any Related Organization.

11.07 Participant Loans: The Plan Administrator, in consultation with the Corporation, shall have the power to grant loans to Participants employed by the Corporation from the Trust upon the following conditions:

(a)	The loan shall be in writing, be commercially acceptable and bear a reasonable rate of interest taking into account prevailing interest rates available from commercial lenders under similar circumstances and the Plan’s investment experience, but in no event shall the rate be higher than a generally accepted rate of interest;

(b)	The loan shall be secured by up to one-half (1/2) of a Participant’s Vested Interest; the various types of Contributions shall be deemed to be security in the following order:

(i)	Amounts held in rollover or transfer accounts;

(ii)	Profit-Sharing Contributions (and accumulated gain), other than those which become Recharacterized Contributions;

(iii)	Matching Contributions other than those which become Recharacterized Contributions;

(iv)	Tax Reduction Contributions (not including Recharacterized Contributions);

(v)	All other Contributions (and accumulated gain).

(c)	A repayment schedule shall be established which will assure that the entire principal and the interest thereon is repaid to the Plan not later than the date on which the earlier of the following events occurs:

(i)	The date on which the Participant terminates employment; or

(ii)	The last day of the five (5) year period immediately following the date of the loan.

Furthermore, the loan must provide for a repayment schedule not slower than substantially level payments (of interest and principal) to be made at least quarterly over the term of the loan. However, loan repayments may be suspended in accordance with IRC §414(u).

(d)	The loan (when added to the outstanding balance of all previous loans to the Participant) does not exceed the lesser of the following:

(i)	$50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan during the one year period ending on the date before the date on which the loan was made over the outstanding balance of loans from the Plan on the date on which the loan was made; or

(ii)	One-half (1/2) of the amount of Tax Reduction Contributions allocated to the Account of the Participant (less prior withdrawals and excluding accumulated gain and Recharacterized Contributions). For purposes of this subsection, a loan or loans from other plans of the Corporation or Related Organization shall be deemed to have been granted from the Trust.

(e)	The loan must be for a minimum amount of one thousand ($1,000) dollars.

(f)	A Participant may be granted a loan only one per Plan Year, and only three (3) loans may be outstanding at any one time.

(g)	Repayment of the loan shall be made through payroll deductions (unless the outstanding balance is repaid in its entirety).

Paragraph (ii) of subsection (c) shall not apply to any loan used to acquire or construct, any dwelling unit which is to be used within a reasonable time (determined at the time the loan is made) as the principal residence of the Participant.

The Plan Administrator shall establish procedures in order to administer this section in a feasible manner. The Plan Administrator shall exercise its discretion on a uniform and nondiscriminatory basis taking into account the investment objectives of the Plan, the Plan’s liquidity needs and other relevant factors. Further, the Plan Administrator in exercising its discretion shall assure that loans to Participants are made available to all such Participants on a reasonably equivalent basis and are not made available to Highly Compensated Employees, officers, or shareholder in an amount or percentage greater than the amount or percentage made available to other employees.

A default shall occur when a Participant’s compensation is so low that payroll deductions are not sufficient to make required loan payments, and the Plan Administrator shall make a deemed (not actual) distribution of the amount in default unless he finds extenuating circumstances which are sufficient to protect Plan Assets. The Plan Administrator shall not make a deemed distribution until the Participant has failed to make a level amortization payment as required by IRC §72 (p) (2) (C). Under a deemed distribution the Trustee reports the amount in default as taxable income to the Participant. An actual distribution may not be made until the Participant is entitled to a distribution under Section 11.04.

If the Plan Administrator permits Participants to direct investments, a loan shall be treated as a directed investment.

11.08 Qualified Domestic Relations Orders: Benefits shall be paid in accordance with the applicable requirements of any Qualified Domestic Relations Order.

(a)	The Plan Administrator shall not treat any Domestic Relations Order as failing to qualify because:

(i)	It specifies the time or method of payments, which would otherwise be subject to the Plan Administrator’s sole discretion, within the options permitted by this Article, or

(ii)	It requires payment as if the Participant has terminated his employment on the earlier of his fiftieth (50th) birthday or the earliest date to which he is entitled to a distribution under this Article.

(b)	In the case of any Domestic Relations Order received by the Plan:

(i)	The Plan Administrator shall promptly notify the Participant and each Alternate Payee of the receipt of such Order and the Plan’s procedures for determining the qualified status of Domestic Relation Orders, and

(ii)	Within a reasonable period after receipt of such Order, the Plan Administrator shall determine whether such Order is a Qualified Domestic Relations Order and notify the Participant and each Alternate Payee of each determination.

(c)	The Plan Administrator shall establish reasonable procedures to determine the qualified status of Domestic Relations Orders and to administer distributions under such qualified Orders. Such procedures:

(i)	Shall be in writing.

(ii)	Shall provide for the notification of each person specified in a Domestic Relations Order as entitled to payment of benefits under the Plan (at the address included in the Domestic Relations Order) of such procedures promptly upon receipt by the Plan of the Domestic Relations Order, and

(iii)	Shall permit an Alternate Payee to designate a representative for receipt of copies of notices that are sent to the Alternate Payee with respect to a Domestic Relations Order.

(d)	During any period in which the issue of whether a Domestic Relations Order is a Qualified Domestic Relations Order is being determined (by the Plan Administrator, by a court of competent jurisdiction, or otherwise), the Plan Administrator shall segregate in a separate account in the Plan or in an escrow account the amounts which would have been payable to the Alternate Payee during such period if the Order had been determined to be a Qualified Domestic Relations Order.

(i)	If within eighteen (18) months the Order (or modification thereof) is determined to be a Qualified Domestic Relations Order, the Plan Administrator shall pay the segregated amounts (plus any interest thereon) to the person or persons entitled thereto.

(ii)	If within eighteen (18) months;

(A)	It is determined that the Order is not a Qualified Domestic Relations Order, or

(B)	The issue as to whether such Order is a Qualified Domestic Relations Order is not resolved,

then the Plan Administrator shall pay or credit the segregated amount (plus any interest thereon) to the person or persons who would have been entitled to such amounts if there had been no Order.

(iii)	Any determination that an Order is a Qualified Domestic Relations Order which is made after the close of the eighteen (18) month period shall be applied prospectively only.

(iv)	The eighteen (18) month period referred to in this subsection begins on the date that the first payment would be required to be made under the Domestic Relations Order.

ARTICLE TWELVE

ADMINISTRATION OF PLAN

12.01 Plan Administrator: The Corporation shall be the Plan Administrator of this Plan and shall be considered the “named fiduciary” of the Plan and its agent for service of legal process. The Corporation may appoint an individual to act as Plan Administrator.

12.02 Investment Policy: Except as provided in Article Thirteen, the Plan Administrator shall determine and carry out the investment policy of the Plan which shall be consistent with the objectives and needs of the Plan and the requirements of law. Such determination shall include a decision of whether the Plan has a short-term need of liquidity or a long-term need of investment growth. Such determination shall be reviewed from time to time by the Plan Administrator.

12.03 General Powers and Duties: The Plan Administrator shall administer the Plan in accordance with its terms and shall have all the powers necessary to carry out the terms of the plan. The Plan Administrator shall have discretion to interpret and administer the Plan and to respond to questions concerning its application and administration. Such determinations shall be binding on all persons except as otherwise provided by law. The Plan Administrator shall give all instructions and directions to the Trustee as shall be necessary to conduct the administration of the Plan.

12.04 Agents and Expenses: The Plan Administrator may employ agents to assist it in its duties and may rely upon the written certificates of any agent, counsel, accountant, investment manager, actuary or physician. The Plan Administrator shall be entitled to reimbursement from the Trust (unless the Corporation at its discretion makes reimbursement ) for all other proper charges and expenses incurred in carrying out its duties under this Plan, including compensation of agents.

12.05 Investment Manager: The Corporation may appoint an investment manager as defined in ERISA § 3 (38) to manage all or part of the assets of the Plan. In such event, the Trustee will not be liable for any act or omission of such investment manager except as provided by law.

12.06 Delegation to Trustee: The Corporation or Plan Administrator may, with the written consent of the Trustee, delegate in writing to the Trustee all or any part of the responsibilities of the Plan Administrator under this Plan. Actions of the Trustee in the exercise of such delegated responsibilities shall have the same force and effect as if such action had been taken by the Plan Administrator. The Corporation may at any time revoke such delegation by delivery of a written instrument to that effect.

12.07 Investment Discretion: Except as provided in Article Thirteen, the Plan Administrator may at its own discretion determine how the assets of the Plan shall be managed and invested and shall advise the Trustee of such determination by directions in writing. To the extent such directions are not made, the Trustee shall retain the full authority and discretion to manage and to invest the assets of the Plan under its control. In the event that the Plan Administrator shall render such investment directions, the Trustee’s rights and duties relative to investments shall incur to the benefit of and be binding upon the Plan Administrator to the extent of such directions. The Trustee shall not be liable for any losses which shall occur as a result of its following such directions of the Plan Administrator or the provisions of Article Thirteen, except as provided by law.

12.08 Uniformity of Discretion: Wherever under the provisions of this Plan, the Plan Administrator is granted discretionary powers which shall affect the rights and benefits of Participants, such discretion shall be exercised uniformly so that all Participants similarly situated shall be similarly treated.

12.09 Records and Reports: The Plan Administrator shall keep records of all proceedings and actions, shall maintain all such books of account, records, and other data as shall be necessary for the proper administration of the Plan and shall meet the disclosure and reporting requirements of all applicable law.

12.10 Indemnification: The Corporation shall indemnify the Plan Administrator and any individual who may be appointed pursuant to this Article against any and all claims, losses, damages, expenses and liabilities arising from their duties and responsibilities pursuant to the provisions of this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

12.11 Bonding: Every Fiduciary of the Plan and every person who handles funds or other property of the Plan shall be bonded for each Plan Year in an amount which is not less than the greater of ten (10%) percent of the assets of the trust or one thousand ($1,000) dollars but which is not more than five hundred thousand ($500,000) dollars.

12.12 Claims Procedure: If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain:

(a)	specific reasons for the denial,

(b)	specific reference to pertinent Plan provisions,

(c)	a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and

(d)	information as to the steps to be taken if the person wishes to submit a request for review.

Such notification will be given within ninety (90) days after the claim is received by the Plan Administrator (or within one hundred eighty (180) days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial ninety (90) day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period, and such person may request a review of his claim.

12.13 Review Procedure: Within sixty (60) days after the date on which a person receives a written notice of denied claim (or, if applicable, within sixty (60) days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may:

(a)	file a written request with the Plan Administrator for a review of his denied claim and of a pertinent documents, and

(b)	submit written issues and comments to the Plan Administrator.

The Plan Administrator will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such persons and will contain specific reasons for the decision as well as specific reference to pertinent Plan provisions. The decision on review will be made within sixty (60) days after the request for review is received by the Plan Administrator (or within one hundred twenty (120) days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial sixty (60) day period). If the decision on review is not made within such period, the claim will be considered denied.

ARTICLE THIRTEEN

TRUST PROVISIONS

13.01 Fiduciary Responsibility: Property paid to the Trustee shall be held in the Trust established herein and dealt with in accordance with the provisions of this Plan. The Trustee shall discharge his duties with respect to this Plan solely in the interest of the Participants and their beneficiaries and for the exclusive purpose of providing benefits to Participants and their beneficiaries. Such duties shall be discharged with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, paying particular attention to diversifying the investments of this Plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so.

13.02 Investment in Insurance Policies: As the direction of the Plan Administrator or a Participant pursuant to Section 6.07, the Trustee shall have the power to apply for, purchase, hold as owner, maintain, surrender or transfer any insurance policy, including a group deposit administration contract with pooled separate account funding; provided, however, that at all times less than one-half (1/2) of the aggregate of the Corporation Contributions and the forfeitures be used to purchase and pay premiums on ordinary life insurance contracts, and provided further, however, that at all times less than one-fourth (1/4) of the aggregate of the Corporation Contributions and forfeitures be used to purchase and pay premiums on term life insurance contracts; and provided further, that the Trustee shall, at or before the retirement of a Participant, either distribute such life insurance contracts to the Participant or convert the entire value or a portion of the entire value of any such life insurance contracts into cash and distribute any remaining portion of such life insurance contracts to the Participant; provided, however, that no portion of such value may be used to continue life insurance protection beyond the Participant’s retirement.

13.03 Investment Powers of Trustee: Except as provided in Sections 6.07, 12.05 and 12.07, the Trustee shall have exclusive authority and discretion to manage and control the assets of the Plan. The Trustee shall have full power and authority to do all acts and to exercise any and all powers which are necessary to exercise such authority and control. These powers shall include all powers conferred upon the Trustee by law and by other provisions of this Agreement as well as the following powers, offered by way of illustration but not of limitation:

(a)	To invest and reinvest the assets of the Trust in any form of property whatsoever (including securities, certificates of deposit, and other instruments issued by the Corporation), without restriction to investments now or hereafter authorized for fiduciaries, including the investment in one or more collective funds specifically maintained for qualified employee benefit plans by an insurance company, a bank, or the Trustee;

(b)	To pool any part of the assets allocated to Participant Accounts for investment purposes and assigning to such separate Participant Accounts a fractional interest in said pooled investments;

(c)	To sell, convey, exchange, or otherwise dispose of, or grant options with respect to any property, real or personal, held hereunder at public or private sale, upon such terms and conditions as the Trustee shall deem advisable; to lease such property for any term to renovate, develop, improve and manage such property.

(d)	To compromise, adjust and settle any and all claims against or in favor of the Trust;

(e)	To vote, or give proxies to vote, any stock or other security; to oppose or participate in and consent to the readjustment of the finance of any enterprise, to pay assessments and expenses in connection therewith, and to deposit securities under deposit agreements.

(f)	To make, execute, acknowledge and deliver any and all instruments that the Trustee shall deem necessary or appropriate to carry out the powers herein granted;

(g)	To borrow in such amounts and upon such terms and conditions as the Trustee may deem advisable, and to secure the repayment of such loans by pledging or mortgaging all or any part of the Trust; provided, however, that the proceeds of any borrowing on any insurance policy allocated to a particular Account shall be used exclusively in payment of amounts due or to become due on such insurance policy or any policy allocated to the same Participant Account; and

(h)	To hold any trust investment unregistered, or registered in the name of the Trustee or in the name of nominees, but the records of the Trustee shall at all times show that all such investments are part of the Trust.

13.04 Records and Reports: The Trustee shall keep full accounts of all receipts and disbursements under this Plan. Records with respect to the assets under this Plan shall be open to inspection by an officer of the Corporation or the Plan Administrator during business hours of the Trustee. The Trustee shall render an annual report to the Plan Administrator, said report to contain a complete accounting showing the total assets in the Trust as of the Anniversary Date of the Plan, and the fair market value placed on each asset as of that date, as well as a statement of purchases, sales and any investment changes and all income, expenses and disbursements since the last such report, and to be in such form and to contain such other information concerning the Trust and its management as shall be required in writing by the Plan Administrator or by regulations issued by the Secretary of the Treasury or the Secretary of Labor.

13.05 Compensation and Expenses: The Trustee, if he is not an Employee of the Corporation, shall be paid by the Corporation such reasonable compensation as shall be agreed upon by the Plan Administrator and the Trustee. The Trustee, in performing its duties under this Plan, may employ counsel, accountants and other agents as it shall deem advisable. The Trustee shall be entitled to reimbursement from the Trust (unless the Corporation at its discretion makes reimbursement) for all other proper charges and expenses incurred in carrying out the Trustee’s duties under this Agreement, including compensation of counsel, accountants, investment managers and other agents. All taxes of any nature that may be levied or assessed under existing or future laws upon or in respect to the Trust, its assets or income shall be paid by the Corporation as an expense of the Trust.

13.06 Prior or Subsequent Breaches: A Trustee shall not be liable or responsible in any way for any acts or omissions in the management of the Trust prior to the date he becomes a Trustee or after the date he shall cease to be a Trustee. Nor shall he be responsible for investment decisions made by Participants pursuant to Section 6.07. A successor Trustee shall not have any duty to review the actions or accountings of any prior Trustee.

13.07 Two or More Trustees: If at any time there shall be two or more Trustees, the Trustees shall jointly manage and control the assets of the Trust, except as provided in Section 13.08. Such management or control shall be conducted by unanimous vote if there are two Trustees or by majority vote if there are more than two Trustees. Any act may be performed by any Trustee and such act shall have the same force and effect as if the act had been performed by all the Trustees.

13.08 Allocation of Trustees’ Duties: If at any time there shall be two or more Trustees, the Plan Administrator may allocate specific responsibilities, obligations and duties among the Trustees. If the Plan Administrator shall make such an allocation, then the specified Trustee shall be responsible for the duties allocated to him and the other Trustees shall not be liable for any breach of fiduciary responsibility for the duties allocated except as provided by law.

13.09 Indemnification: The Corporation shall indemnify any individual Trustee of this Plan against any and all claims, losses, damages, expenses and liabilities arising from his duties and responsibilities pursuant to the provisions of this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

13.10 Successor or Additional Trustee: Any Trustee may resign by giving written notice to the Corporation. Such resignation shall become effective no sooner than thirty (30) days after the receipt of such written notice by the Corporation unless the Corporation shall agree to an earlier date. The Corporation may at any time remove any Trustee by giving written notice of such removal, which shall become effective no sooner than thirty (30) days after the receipt of such by the Trustee. The Corporation may appoint a successor Trustee in the place of any removed or resigning Trustee and may at any time appoint one or more additional Trustees to serve with an existing Trustee. Such appointments shall become effective upon acceptance in writing by such Trustee.

ARTICLE FOURTEEN

AMENDMENT AND TERMINATION

14.01 Amendment: The Corporation (by action of its Board of Directors) may amend the Plan at any time, such amendment to be effective upon delivery of a written instrument to the Trustee, provided, however, that:

(a)	No amendment shall affect the rights, responsibilities or duties of the Trustee without the Trustees written consent;

(b)	No amendment shall diminish a Participant’s existing rights under the Plan, including his Vested Interest or any right to an optional form of benefit under IRC §411(d)(6), on the later of the date such amendment is adopted or the date such amendment become effective;

(c)	No amendment shall revise the vesting schedule unless each Participant with three (3) or more Years of Service is permitted to elect within a reasonable period after the adoption of such amendment to have his Vested Interest calculated without regard to such amendment; such reasonable period shall and sixty (60) days after the latest of the date such amendment is adopted, the effective date of such amendment or the date upon which such Participant receives written notice of such amendment;

(d)	No amendment shall provide for the use of funds or assets held under the Plan other than for the benefit of Participants or their beneficiaries; and

(e)	No amendment shall cause the reversion of any assets of the Trust to the Corporation.

14.02 Retroactive Amendment: The Corporation (by action of its Board of Directors) may amend this Plan to qualify it under the provisions of IRC §401(a), and any such amendment, by its terms, may be effective retroactively.

14.03 Merger, Consolidation or Transfer of Assets: No merger or consolidation of this Plan with, or transfer of assets or liabilities of this Plan to, any other plan shall occur unless each Participant in the Plan would (if the Plan then terminated ) receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated).

14.04 Suspension of Contributions: The Corporation reserves the right to suspend temporarily (by action of its Board of Directors) contributions to this Plan at any time. Such suspension shall not operate as a termination of the plan and shall be subject to such terms and conditions as required under the IRC and the regulations promulgated thereunder.

14.05 Termination: The Corporation reserves the right to terminate this Plan at any time by an instrument in writing adopted by the Board of Directors of the Corporation and delivered to the Trustee. Such termination shall become effective upon receipt of such written instrument by the Trustee. This Plan shall become terminated if the Corporation shall be dissolved, become insolvent, or be merged with another company; provided, however, that in the event of a dissolution, merger or consolidation of the Corporation, provisions may be made by a successor for the continuance of the Plan, or the merger or consolidation of the Plan or the transfer of Plan assets in accordance with Section 14.03, and no termination shall result therefrom.

14.06 Vesting Upon Termination: Upon the termination or partial termination of this Plan, or upon complete discontinuance of contributions under this Plan, the Vested Interest of each affected Participant of the Corporation in his Account Balance as of the date of such termination, partial termination or discontinuance shall be equal to one hundred (100%) percent of such Account Balance; provided, however, that in the case of a partial termination, this section shall only apply to the Participants whose participation has been so terminated.

14.07 Distribution of Assets: If this Plan is terminated, the Account Balance of each Participant shall be distributed to him in accordance with the provisions of Article Eleven.

14.08 Partial Termination or Discontinuance: If there shall be a partial termination or complete discontinuance of contributions such that Account Balances become one hundred (100%) percent vested in accordance with Section 14.06, the Plan Administrator, at his discretion, shall decide whether to terminate the Plan, making at that time full distribution of all Account Balances in accordance with Article Eleven, or to continue the Plan, in which case distribution shall be made in accordance with the provisions of this Plan in the usual manner.

14.09 Allocation of Suspense Account Upon Termination or Discontinuance: If there shall be any assets allocated to any Suspense Accounts established under this Plan at the time of the Plan’s termination or discontinuance, then, such assets, to the extent not prohibited by IRC §415, shall be reallocated as Corporation Contributions pursuant to Article Six. Any assets which may not be reallocated because of IRC §415 shall be returned to the Corporation.

14.10 Reversion of Plan Assets to the Corporation: Except as provided in sections 5.02, 14.09 and 15.03, Plan assets shall never revert to the Corporation, its successors, assigns or other representing the interests of the Corporation or its creditors.

ARTICLE FIFTEEN

MISCELLANEOUS PROVISIONS

15.01 Employment Rights: This Plan shall not be construed to confer upon any Participant or other employee any right of employment or right to alter any contract of employment between the Corporation and its employees. The Corporation reserves and retains the right to deal with its employees, whether or not Participants, and to terminate their employment at any time, to the same extent as though this Plan had not been created.

15.02 Spendthrift: The interests and benefits under this Plan of any Participant or beneficiary shall not be subject to assignment, alienation, pledge, attachment, garnishment, sequestration or other legal process, or to the claims of creditors, except as provided in Section 11.08 or in IRC §401 (a) (13) (c).

15.03 Return of Certain Corporation Contributions: Notwithstanding any other provision of this Plan, the following Corporation Contributions shall be returned to the Corporation in the following manner:

(a)	Any Corporation Contribution which is made by the Corporation by a mistake of fact shall be returned to the Corporation within one (1) year after the payment of the Corporation Contribution;

(b)	Any Corporation Contribution which is conditioned upon the initial qualification of this Plan under IRC §401 shall be returned to the Corporation within one (1) year after the date of the denial of the initial qualification of this Plan; and

(c)

Any Corporation Contribution which is conditioned upon the deductibility of such Corporation Contribution under IRC §404 shall be returned to the Corporation, to the extent the deduction is disallowed, within one (1) year after the disallowance if the initial contribution was made due to a good faith mistake of fact or a good faith mistake in determining the deductibility of the contribution.

The amount which may be returned to the Corporation because of the application of subsection (a) or (c) is the excess of the amount contributed over the amount that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction.

15.04 Rollovers and Transfers:

(a) Acceptance by Trustee: The Trustee may accept a Rollover Amount or a trustee-to-trustee transfer from another qualified trust on behalf of a Participant as permitted under the Internal Revenue Code. A rollover must take place within the sixty (60) day period immediately following the date on which the Participant received the Rollover Amount. The Trustee shall not accept a rollover or a transfer if the amount must be distributable in a method not available under Article Eleven. The Trustee may require of the Participant such assurances and representations as it may deem necessary.

(b) Rollover and Transfer Accounts: Any Rollover Amount or transfer accepted under subsection (a) shall be held in a separate Rollover or Transfer Account, and such Account shall at all times be one hundred (100%) percent vested.

15.05 Multiple Fiduciary Capacities: Any person or person may at any time and from time to time serve in more than one fiduciary capacity with respect to the Plan, including simultaneous service as Trustee and Plan Administrator.

15.06 Severability: In any provision of this Plan shall be held by Judicial decision to be invalid and unenforceable, the valid and enforceable provisions which remain shall continue to be given effect and to bind the parties hereto.

15.07 Rule Against Perpetuities: If the indefinite continuance of this Plan and the Trust created herein would be in violation of the law, then this Plan and Trust shall continue for the maximum period permitted by law and shall then terminate, whereupon distribution of its assets shall be made as provided by Article Eleven and Article Fourteen.

15.08 Law Governing: This Agreement shall be construed according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by the internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

15.09 Word Usage: Words used in the masculine shall apply to the feminine where applicable, and wherever the context dictates, the plural shall be read as the singular and the singular as the plural.

15.10 Dollar Limits: Unless otherwise noted, any dollar amount in this Plan shall be deemed to be adjusted annually, without formal amendment, in accordance with changes in the law or with regulations issued by the Secretary of the Treasury or his delegate.

ARTICLE SIXTEEN

TOP-HEAVY PROVISIONS

16.01 Definitions: When used in this Article, the following words shall have the following meaning unless the context clearly indicates otherwise:

(a)	“Account Balance” shall mean the sum of :

(i)	The balance of a Participant Account under the Plan as of the Anniversary Date immediately preceding the Determination Date;

(ii)	The gain or loss allocated to said Participant Account as of the Determination Date under Article six; and

(iii)	The value of any Corporation or After-Tax Contributions made during the Plan Year ending on the Determination Date and allocated to said Participant Account under Article Six.

The term shall also include the aggregate distributions made with respect to such participant under the Plan (including distributions under a terminated plan which if it had not been terminated would have been required to be included with the Aggregation Group) during the five (5) year period ending on the Determination Date, but shall not include:

(i)	Any rollover amounts (or similar transfers) initiated by the Participant and made after December 31, 1983;

(ii)	Any portion of the balance of the Participant Account attributable to voluntary employee contributions which are deductible under IRC §72(o)(5) ; or

(iii)	The Account Balance of a Non-Key Employee who was a Key Employee for any prior Plan Year.

In the case of a Defined Contribution Plan other than this Plan, the term “Account Balance” shall be defined pursuant to the same principles used to define the term under this plan and in accordance with IRC $416. The determination date applicable to said Defined Contribution Plan shall be the last day of the Plan year of the Defined Contribution Plan which occurs during the calendar year of the Determination Date of this Plan.

(b)	“Accrued Benefit” shall mean the present value of the accrued benefit of a participant of a Defined Benefit Plan as of the most recent valuation date which is within a twelve (12) month period ending on the applicable determination date. The “applicable determination date” of said Defined Benefit Plan shall be the last day of the plan year of the Defined Benefit which occurs during the calendar year of the Determination Date of this Plan. In the first plan year of the Defined Benefit Plan, the accrued benefit for a current participant must be determined either (i) as if the participant terminated service as of the applicable determination date, or (ii) as if the participant terminated service as of the valuation date, but taking into account the estimated accrued benefit as of the applicable determination date. However, for any other plan year, the accrued benefit for a current participant must be determined as if the participant terminated services as of such valuation date. For this purpose, the valuation date must be the same valuation date used for computing plan costs for minimum funding, regardless of whether a valuation is performed that year.

If the Corporation sponsors more than one Defined Benefit Plan and if two or more plans use different methods of benefit accrual (as available under IRC $411 (b) (1)), then the present value of the accrued benefit of every non-key employee in every Defined Benefit Plan of the Corporation shall (for purposes of determining whether this Plan is Top-Heavy) be calculated using the method of benefit accrual specified in IRC §411(b)(1)(C).

The term Accrued Benefit shall also include the aggregate distributions made with respect to such participant under the Defined Benefit Plan (including distributions under a terminated plan which if it had not been terminated would have been required to be included with the Aggregation Group) during the five (5) year period ending on the applicable determination date, but shall not include:

(i)	Any rollover amounts (or similar transfers) initiated by such participant and made after December 31, 1983;

(ii)	Any portion of the participant’s accrued benefits attributable to voluntary employee contributions which are deductible under IRC §72(o)(5); or

(iii)	The Accrued Benefit of such participant if such participant is a non-key employee, who was a key employee of the Defined Benefit Plan for any prior plan year.

All terms and expressions used in this subsection shall be construed in a manner consistent with the principles of this Plan and the IRC.

(c)	“Aggregation Group” shall include:

(i)	This Plan if any Participant qualifies as a Key Employee;

(ii)	Each Defined Benefit Plan and Defined Contribution Plan of the Corporation in which any participant qualifies as a key employee under the principles of Subsection 16.01(e);

(iii)	Each other Defined Benefit and Defined Contribution Plan of the Corporation which enables any Plan described in paragraphs (i) and (ii) above to meet the requirements of IRC §401(a)(4) or §410; and

(iv)	Any other Defined Benefit Plan or Defined Contribution of the Corporation which is not required to be included in the Aggregation Group under paragraphs (i) (ii) and (iii) above and which the Plan Administrator elects to include in the Aggregation Group if the Aggregation Group will continue to meet the requirements of IRC §401(a)(4) and §410 with such plan being taken into account.

(d)	“Determination Date” shall mean the last day of the preceding Plan Year, or in the case of the first Plan Year of this Plan, the last day of such Plan Year.

(e)	“Key Employee” shall mean an employee, former employee or the beneficiary of a former employee under Article Ten who, at any time during the Plan Year ending on the Determination Date, or during any of the four preceding Plan Years, was

(i)	An Officer;

(ii)	A five (5%) Percent Owner;

(iii)	One of the ten employees;

(A)	Owning both more than a one-half (1/2%) percent ownership interest in value and the largest percentage ownership interest in value of any of the employers included within the definition of Corporation; and

(B)	Having annual Compensation greater than the amount specified in IRC §415(c)(1)(A), as modified from time to time by the Commissioner of Internal Revenue; or

(iv)	A one (1%) Percent Owner having an annual Compensation of more than one hundred fifty thousand ($150,000) dollars.

For purposes of paragraph (iii), if two (2) employees have the same interest in the Corporation, the employee having the greater annual Compensation shall be treated as having a larger interest. The determination of who is a Key Employee shall be made in accordance with IRC §416(i) and the regulations thereunder.

(f)	“Non-Key Employee” shall mean an employee, former employee or beneficiary of a former employee under Article Ten who is not a Key Employee.

(g)	“Super Top-Heavy Group” shall mean the Aggregation Group if the sum, as of the Determination Date, of:

(i)	The aggregate of the Account Balances of Key Employees of this Plan;

(ii)	The aggregate of the Account Balances of key employees (as defined by the principles of Subsection 16.01(e)) of all Defined Contribution Plans other than this Plan, included in such Aggregation Group; and

(iii)	The aggregate of the Accrued Benefits of key employees (as defined by the principles of Subsection 16.01(e)) of all Defined Benefit plans included in such Aggregation Group, exceeds ninety (90%) percent of a similar sum determined for all participants (excluding former key employees) of all plans included in the Aggregation Group.

For purposes of this evaluation, if any individual has not performed any services for the Corporation (or any other employer maintaining a plan in the Aggregation Group) at any time during the five (5) year period ending on the Determination Date, any Account Balance or Accrued Benefit of such individual shall not be taken into account.

(h)	“Top-Heavy Group” shall mean the Aggregation Group if the sum, as of the Determination Date, of:

(i)	The aggregate of the Account Balances of Key Employees of this Plan;

(ii)	The aggregate of the Account Balances of key employees (as defined by the principles or Subsection 16.01(e)) of all Defined Contribution Plans other than this Plan, included in such Aggregation Group; and

(iii)	The aggregate of the Accrued Benefits of key employees (as defined by the principles of Subsection 16.01(e)) of all Defined Benefit Plans included in such Aggregation Group,

exceeds sixty (60%) percent of a similar sum determined for all participants (excluding former key employees) of all plans included in the Aggregation Group.

For purposes of this evaluation, if any individual has not performed any services for the Corporation (or any other employer maintaining a plan in the Aggregation Group) at any time during the five (5) year period ending on the Determination Date, any Account Balance or Accrued Benefit of such individual shall not be taken into account.

16.02 General Rule: Notwithstanding anything to the contrary in this Plan, this Plan shall be deemed to be Top-Heavy and the provisions of this Article shall be effective for, and only for, any Plan Year which begins after December 31, 1983 and during which:

(a)	The Aggregation Group includes this Plan; and

(b)	The Aggregation Group qualifies as a Top-Heavy Group.

Any other provisions of this Plan which are not in direct conflict with the provisions of this Article shall continue to be effective for any such Plan Year.

16.03 Super Top-Heavy: In addition to being Top-Heavy, the Plan shall also be deemed to be Super Top-Heavy for, and only for, any Plan Year which begins after December 31, 1983 and during which:

(a)	The Aggregation Group includes this Plan; and

(b)	The Aggregation Group qualifies as a Super Top-Heavy Group.

16.04 Corporation Contributions:

(a)	General Rule: For each Plan Year, the Profit-Sharing Contributions (including Recharacterized Profit-Sharing Contributions) plus forfeitures allocated to the Participant Account of a Participant who is a Non-Key Employee and who is employed by the Corporation on the applicable Anniversary Date will be at least three (3%) percent of such Participant’s Compensation for said Plan Year.

(b)	Exceptions:

(i)	The percentage referred to in subsection (a) for any Plan Year shall not exceed the highest percentage at which Corporation Contributions plus forfeitures are allocated to the account of a Key Employee for said Plan Year.

(ii)	The determination referred to in paragraph (i) above shall be determined for each Key Employee by dividing the Corporation Contributions plus forfeitures allocated during the Plan Year to the account of such Key Employee by his total Compensation for the year.

(iii)

For purposes of this section, all Defined Contribution Plans required to be included in an Aggregation Group under Subsection 16.01 (c) shall be treated as one plan. Paragraph (i) above shall not apply to any Defined Contribution Plan which is required to be included in the Aggregation Group under Subsection 16.01(c) if such Defined Contribution Plan enables a Defined Benefit Plan required to be included in such Aggregation Group to meet the requirements of IRC §401(a)(4) or §410.

ARTICLE SEVENTEEN

TRUSTEE ACCEPTANCE

17.01 Acceptance: The Trustee accepts the Trust hereby created and agrees to be bound by all the terms of this Agreement.

17.02 Successors and Assigns: This Agreement shall be binding upon the successors and assigns of the Corporation and the Trustee.

IN WITNESS WHEREOF, we have set our hands and seal on this              day of                     , 19    .

ATTEST:	PENNSYLVANIA CAPITAL BANK

PLAN SPONSOR

By

PENNSYLVANIA CAPITAL BANK

PLAN TRUSTEE

By